UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________
FORM 8-K

 ____________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2016

____________________________
 VONAGE HOLDINGS CORP.
(Exact Name of Registrant as Specified in Charter)

 ____________________________

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)
____________________________
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 3, 2016, Vonage Holdings Corp. (“Holdings”) entered into Amendment No. 1 to the Amended and Restated Credit Agreement (the “2016 Amendment”), by and among Vonage America Inc., a Delaware corporation (“Vonage America”), Holdings (together with Vonage America, the “Borrowers”), Citizens Bank, N.A., Fifth Third Bank, MUFG Union Bank, N.A., Silicon Valley Bank, SunTrust Bank, Keybank National Association, Santander Bank, N.A., Capital One National Association, First Niagara Bank, N.A. (together, the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent"), which amends that certain Amended and Restated Credit Agreement dated as of July 27, 2015 by and among the Borrowers, the Lenders and the Administrative Agent (as amended by the 2016 Amendment, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Credit Agreement consists of a $125 million senior secured term loan and a $325 million revolving credit facility.
Amendment Terms
The following description summarizes the material terms of the 2016 Amendment:
Under the terms of the 2016 Amendment, the lenders (i) provided $125 million in term loans, which were used in part to refinance the existing term loans which had an original amount of $100 million, and (ii) increased the revolving credit commitments by $75 million, from $250 million to $325 million. The loans and the credit commitments under the Credit Agreement will mature in May 2020. Principal amounts under the Credit Agreement are repayable in quarterly installments of $4,687,500 for the senior secured term loan. The unused portion of the revolving credit facility incurs a 0.45% commitment fee. Such commitment fee is subject to a sliding scale and will be reduced to (a) 0.40% if our consolidated leverage ratio is greater than or equal to 1.50 to 1.00 and less than 2.50 to 1.00, (b) 0.375% if our consolidated leverage ratio is greater than or equal to 0.75 to 1.00 and less than 1.50 to 1.00, and (c) 0.35% if our consolidated leverage ratio is less than 0.75 to 1.00.
Outstanding amounts under the Credit Agreement, at our option, will bear interest at:

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LIBOR (applicable to one-, two-, three-, six-, or twelve-month periods) plus an applicable margin equal to (a) 2.50% if our consolidated leverage ratio is less than 0.75 to 1.00, (b) 2.75% if our consolidated leverage ratio is greater than or equal to 0.75 to 1.00 and less than 1.50 to 1.00, (c) 3.00% if our consolidated leverage ratio is greater than or equal to 1.50 to 1.00 and less than 2.50 to 1.00, and (d) 3.25% if our consolidated leverage ratio is greater than or equal to 2.50 to 1.00, with such interest payable on the last day of each relevant interest period or, if the interest period is longer than three months, each day that is three months after the first day of the interest period, or

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the base rate determined by reference to the highest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds effective rate from time to time plus 0.50%, and (c) the adjusted LIBO rate applicable to one month interest periods plus 1.00%, in each case plus an applicable margin equal to (i) 1.50% if our consolidated leverage ratio is less than 0.75 to 1.00, (ii) 1.75% if our consolidated leverage ratio is greater than or equal to 0.75 to 1.00 and less than 1.50 to 1.00, (iii) 2.00% if our consolidated leverage ratio is greater than or equal to 1.50 to 1.00 and less than 2.50 to 1.00, and (iv) 2.25% if our consolidated leverage ratio is greater than or equal to 2.50 to 1.00, with such interest payable on the last business day of each March, June, September, and December and the maturity date of the Credit Agreement.

Subject to certain restrictions and exceptions, the Amendment permits us to obtain one or more incremental term loans and/or revolving credit facilities in an aggregate principal amount of up to $100 million plus an amount equal to repayments of the senior secured term loan upon providing documentation reasonably satisfactory to the administrative agent.
Pursuant to the Amendment, we must also comply with the following financial covenants:

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a consolidated leverage ratio of no greater than 3.25 to 1.00 as of the end of the fiscal quarter of Holdings ending June 30, 2016 and for each of the three (3) consecutive fiscal quarters ending immediately thereafter; and

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a consolidated leverage ratio of no greater than 2.75 to 1.00 as of the end of any fiscal quarter of Holdings, commencing with the fiscal quarter ending June 30, 2017, with a limited step-up to 3.25 to 1.00 for a period of four consecutive quarters, in connection with an acquisition.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto, and is incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1
Amendment No. 1 to Amended and Restated Credit Agreement, dated June 3, 2016, by and among Vonage America Inc., a Delaware corporation, Holdings, Citizens Bank, N.A., Fifth Third Bank, MUFG Union Bank, N.A., Silicon Valley Bank, SunTrust Bank, Keybank National Association, Santander Bank, N.A., Capital One National Association, First Niagara Bank, N.A., and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: June 6, 2016	By:	/s/ David T. Pearson
David T. Pearson Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1
Amendment No. 1 to Amended and Restated Credit Agreement, dated June 3, 2016, by and among Vonage America Inc., a Delaware corporation, Holdings, Citizens Bank, N.A., Fifth Third Bank, MUFG Union Bank, N.A., Silicon Valley Bank, SunTrust Bank, Keybank National Association, Santander Bank, N.A., Capital One National Association, First Niagara Bank, N.A., and JPMorgan Chase Bank, N.A., as Administrative Agent.

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